BUSINESS CORPORATIONS ACT FORM 1

ALBERTA REGISTRIES ARTICLES OF INCORPORATION

1. NAME OF CORPORATION.

Jed Oil Inc.

2. THE CLASSES AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE.

See Schedule "A" attached hereto.

3. RESTRICTIONS IF ANY ON SHARE TRANSFERS.

None.

4. NUMBER (OR MINIMUM AND MAXIMUM NUMBER) OF DIRECTORS.

The Corporation shall have a minimum of One (1) and a maximum of Fifteen (15) directors.

5. IF THE CORPORATION IS RESTRICTED FROM CARRYING ON A CERTAIN BUSINESS, SPECIFY THESE RESTRICTIONS.

No restrictions.

6. OTHER PROVISIONS IF ANY.

See Schedule "B" attached hereto.

7. DATE: September 3, 2003

INCORPORATORS NAME	ADDRESS	SIGNATURE
Marcia L. Johnston	1200, 700 – 2nd Street S.W. Calgary, AB T2P 4V5

FOR DEPARTMENTAL USE ONLY

CORPORATION ACCESS NO. INCORPORATION DATE

SCHEDULE "A"

REFERRED TO IN THE FOREGOING

ARTICLES OF INCORPORATION

The classes and any maximum number of shares that the Corporation is authorized to issue:

Unlimited number of Common Shares; and

Unlimited number of Preferred (Issuable in series) Shares

all without nominal or par value and subject to the rights, privileges, restrictions and conditions as set out below.

COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

1. The holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Corporation except meetings of the holders of another class of shares. Each Common Share shall be entitled the holder thereof to one vote.

2. Subject to the preferences accorded to the holders of the Preferred Shares, the holders of Common Shares shall be entitled to receive such dividends as may be declared thereon by the board of directors of the Corporation from time to time.

3. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Common Shares shall be entitled to receive pro rata all of the assets remaining for distribution after the payment to the holders of the Preferred Shares, in accordance with the preference on liquidation, dissolution or winding-up accorded to the holders of the Preferred Shares.

PREFERRED SHARES

The Preferred Shares shall, as a class, have the following rights, privileges, restrictions and conditions:

1. The Board of Directors of the Corporation may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

2. The Board of Directors of the Corporation may (subject to as hereinafter provided) from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a distribution of capital of the Corporation; the extent, if any, of further participation in a distribution of capital; voting rights, if any; any dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

3. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of each series of Preferred Shares shall be entitled, in priority to the holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares on a distribution of capital, to be paid rateably with the holders of each other series of Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a distribution of capital of the Corporation.

4. The holders of each series of Preferred Shares shall be entitled, in priority to the holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares with respect to the payment of cumulative dividends, to be paid rateably with the holders of each other series of Preferred Shares, the amount of cumulative dividends, if any, specified as being payable preferentially to the holders of such series.

SCHEDULE "B"

REFERRED TO IN THE FOREGOING

ARTICLES OF INCORPORATION

The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third of the number of directors who held office at the expiration of the last annual meeting of the Corporation.